Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.Hileman@emsc.net

EMERGENCY MEDICAL SERVICES REPORTS 3RD QUARTER
DILUTED EPS IMPROVEMENT OF 24.7%

Highlights:

•                  Third quarter 2010 net revenue was $737.2 million, an increase of 10.8% compared to the third quarter of 2009;

•                  Third quarter 2010 Adjusted EBITDA was $80.1 million, an increase of 10.8% compared to the third quarter of 2009;

•                  Third quarter 2010 diluted EPS was $0.82, an increase of 24.7% compared to the third quarter of 2009; and

•                  Adjusted EBITDA guidance is being revised to an expected range of $317 million to $322 million.  Diluted 2010 EPS guidance is being revised to an expected range of $3.20 - $3.26.  Both exclude non-recurring charges in the second quarter related to our loss on early debt extinguishment and the NY Accrual.

Greenwood Village, Colorado (November 2, 2010) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the third quarter ended September 30, 2010.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC continued to generate strong revenue and earnings during the quarter.  Revenue at both segments benefited from organic and acquisition growth, and diluted EPS increased by 24.7% in spite of unusual employee medical claims in the quarter. We also strengthened our balance sheet during the quarter and now have $346 million in cash to capitalize on market opportunities.”

Results of Operations for the Third Quarter 2010

For the quarter ended September 30, 2010, EMSC generated net revenue of $737.2 million, an increase of 10.8% compared to the same period last year.

EMSC generated net income of $36.8 million, or $0.82 per diluted share for the third quarter of 2010, compared to net income of $28.9 million, or $0.66 per diluted share, in the third quarter of 2009, an increase of $7.9 million and 24.7%, respectively.  Adjusted EBITDA was $80.1 million, an increase of 10.8% compared to the same quarter last year. This increase is attributable primarily to the impact of increased volume from net new contracts and acquisitions, increased revenue from existing contracts, continued compensation management and a decrease in operating expenses as a percentage of revenue.  Partially offsetting these items, the Company incurred $3.0 million ($0.04 impact to diluted EPS) of increased employee medical claim charges related to four large claims in our self-insured health plans. These charges were recorded primarily at AMR, and are included as a component of compensation and benefit expense.  We have historically not seen this severity of large claims. We do not believe this represents a long-term trend, and we have seen a return to normal claim levels since the end of the quarter. Net income was also positively impacted by a reduction in interest expense due to entering into our new credit facility in April 2010.

Cash provided by operating activities was $54.6 million in the third quarter of 2010, compared to $68.9 million for the same quarter last year. Cash paid for income taxes increased $23.5 million as the Company utilized most of its net operating loss carry-forwards in 2009. Days Sales Outstanding (DSO) decreased by one day from the prior quarter.  Changes in insurance accruals and other assets and liabilities increased cash $11.2 million and were related to the timing of insurance and interest payments.

Net cash used in investing activities was $20.4 million for the quarter ended September 30, 2010, compared to $8.9 million for the same period in 2009. Insurance collateral funding increased by $10.1 million compared to the third quarter 2009 due to timing differences in insurance funding.  Net capital expenditures were $16.2 million in the third quarter of 2010 compared to $13.5 million in the same period last year.

For the quarter ended September 30, 2010, net cash used in financing activities was $1.5 million compared to net cash provided by financing activities of $4.0 million for the third quarter of 2009.  At September 30, 2010, there were no amounts outstanding under our revolving credit facility.

Free cash flow was $34.4 million in the third quarter of 2010 compared to $61.2 million in the third quarter of 2009.  The difference is attributable primarily to the increase in cash paid for income taxes of $23.5 million and other aforementioned changes in operating and non-acquisition related investing activities.

A description of the non-GAAP measures, Adjusted EBITDA and free cash flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Results of Operations for the Nine Months Ended September 30, 2010

EMSC net revenue was $2.13 billion for the nine months ended September 30, 2010, an increase of 11.0% compared to the same period last year.

During the second quarter, EMSC incurred charges related to two non-recurring events.  In April the Company recorded a $19 million expense for early debt extinguishment in connection with our debt refinancing. The Company also accrued $3.1 million for a tentative settlement regarding a previously disclosed investigation into billing matters during 2001-2005 for certain AMR affiliates in the state of New York (“NY Accrual”).  Excluding these items, EMSC generated $2.36 per diluted share for the nine months ended September 30, 2010 compared to $1.89 per diluted share for the same period last year, an increase of 25.0%.  Including these items, the

Company generated net income of $91.8 million, or $2.06 per diluted share, for the nine months ended September 30, 2010.

Adjusted EBITDA was $236.0 million ($232.9 million including the NY Accrual), an increase of 12.0% compared to the same period last year. This increase is attributable primarily to the impact of increased volume from net new contracts and acquisitions, increased revenue from existing contracts, and a decrease in operating expenses as a percentage of revenue, offset in part by higher compensation and benefit costs.

Cash provided by operating activities was $139.4 million for the nine months ended September 30, 2010, compared to $209.8 million for the same period last year.  The decrease in operating cash flows was primarily from an increase of $45.7 million of cash paid for income taxes in 2010, increases in accounts receivable in 2010 and the cash flow benefit related to tax deductions in 2010 from stock-based compensation.

Net cash used in investing activities was $80.8 million for the nine months ended September 30, 2010, compared to $31.7 million for the same period in 2009. The increase in cash flows used in investing activities is related primarily to an increase in acquisition funding in 2010.

For the nine months ended September 30, 2010, net cash used in financing activities was $45.8 million compared to net cash provided by financing activities of $6.8 million for the same period in 2009. The increase in cash used in financing activities is related primarily to our debt refinancing in the second quarter of 2010 including a principal reduction of $25 million.

Free cash flow was $109.7 million in the nine months ended September 30, 2010 compared to $179.5 million for the same period in 2009. The difference is attributable primarily to the aforementioned changes in operating and non-acquisition related investing activities.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment.

American Medical Response (AMR)

For the quarter ended September 30, 2010, AMR generated net revenue of $352.2 million, an increase of 4.0% compared to the same quarter last year.  The increase in net revenue was from an increase in emergency transports and increases in other revenue, offset by a decrease in interfacility transports.

AMR’s Adjusted EBITDA was $31.4 million, a decrease of 1.2% compared to the same quarter last year.  The decrease in Adjusted EBITDA is attributable to the negative impact of $2.5 million in increased benefit costs related to higher employee medical claims for the Company’s self-insured health plans and increased fuel costs.  Insurance expense for the quarter ended September 30, 2010 included a favorable prior period insurance adjustment of $3.0 million compared to a favorable prior period adjustment of $2.1 million in the same period last year.  Income from operations was $19.9 million, an increase of 3.9% compared to the same quarter in 2009.

For the nine months ended September 30, 2010, AMR’s net revenue was $1.03 billion, an increase of 2.2% compared to the same period last year.  Adjusted EBITDA was $98.7 million ($95.6 million including the NY Accrual recorded in the second quarter), an increase of 0.6% compared to the same period last year.  Income from operations, including the NY Accrual, was $61.1 million, an increase of 2.6% compared to the same period in 2009.

EmCare

For the quarter ended September 30, 2010, EmCare generated net revenue of $385.0 million, an increase of 18.0% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 39 net new contracts since June 30, 2009, and revenue increases at existing contracts.  Revenue at existing contracts grew 1.4% notwithstanding a 0.9% decline in same store patient encounters.  2009 patient encounters were positively impacted by increased visits related to the H1N1 virus.

Adjusted EBITDA was $48.6 million for the quarter compared to $40.4 million last year, an increase of 20.2%.  The increase in Adjusted EBITDA was driven primarily by the net impact of revenue and volume increases from net new contracts in addition to a decrease in operating, insurance and general and administrative expense as a percentage of net revenue.  Insurance expense for the quarter ended September 30, 2010 included an unfavorable prior period insurance adjustment of $3.2 million compared to an unfavorable prior period adjustment of $1.3 million in the same period last year.  Income from operations was $42.9 million, an increase of 18.2% over the same period in 2009.

For the nine months ended September 30, 2010, EmCare’s net revenue was $1.09 billion, an increase of 20.7% compared to the same period last year.  Adjusted EBITDA was $137.3 million, an increase of 21.9% compared to the same period last year.  Income from operations was $121.0 million, an increase of 22.0% compared to the same period in 2009.

Guidance

Adjusted EBITDA guidance is being revised to an expected range of $317 million to $322 million from our previously announced range of $321 million to $328 million (excluding the NY Accrual).  Diluted 2010 EPS guidance is being revised to an expected range of $3.20 - $3.26 from an expected range of $3.20 - $3.30 (excluding $0.30 of non-recurring charges related to our loss on early debt extinguishment and the NY Accrual). Adjusted EBITDA and Diluted EPS, including the loss on early debt extinguishment and the NY Accrual, are expected to be between $314 million to $319 million and $2.90 - $2.96, respectively.  The change in guidance is driven primarily by the increased cost of employee medical claims in Q3 2010.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, November 2, 2010, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of physician services to healthcare facilities.  In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to maintain or implement complex information systems; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined

as cash flow from operations adjusted for cash used in non-acquisition related investing activities.   Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net revenue	$737,180	$665,056	$2,125,338	$1,915,369
Compensation and benefits	523,263	467,625	1,500,023	1,332,787
Operating expenses	91,023	85,510	268,138	252,355
Insurance expense	25,793	24,845	73,805	75,706
Selling, general and administrative expenses	17,742	15,871	52,898	47,186
Depreciation and amortization expense	16,528	15,733	48,400	48,658
Income from operations	62,831	55,472	182,074	158,677
Interest income from restricted assets	717	1,082	2,431	3,468
Interest expense	(4,856)	(10,280)	(18,182)	(30,749)
Realized gain on investments	730	544	879	2,030
Interest and other income	277	502	748	1,442
Loss on early debt extinguishment	—	—	(19,091)	—
Income before income taxes and equity in earnings of unconsolidated subsidiary	59,699	47,320	148,859	134,868
Income tax expense	(22,990)	(18,533)	(57,355)	(53,144)
Equity in earnings of unconsolidated subsidiary	53	91	252	244
Net income	$36,762	$28,878	$91,756	$81,968

Basic earnings per common share	$0.83	$0.67	$2.09	$1.93
Diluted earnings per common share	$0.82	$0.66	$2.06	$1.89
Weighted average common shares outstanding, basic	44,100,239	42,809,582	43,896,524	42,366,065
Weighted average common shares outstanding, diluted	44,699,169	43,769,788	44,648,135	43,402,818

Other Information
EmCare patient encounters	2,851,582	2,553,675	8,129,231	7,126,650
EmCare weighted patient encounters (1)	2,518,109	2,234,675	7,152,239	6,306,727
AMR ambulance transports	731,931	719,013	2,159,036	2,177,241
AMR weighted transports (2)	738,853	726,353	2,179,394	2,200,139

Earnings Per Share Reconciliation

GAAP diluted earnings per share			$2.06	$1.89

Adjustment for loss on early debt extinguishment			0.26	—
Adjustment for NY Accrual			0.04	—

Diluted earnings per share, excluding loss on early debt extinguishment and NY Accrual			$2.36	$1.89

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
AMR
Adjusted EBITDA excluding NY Accrual	$31,449	$31,838	$98,711	$98,151
NY Accrual	—	—	(3,100)	—
Adjusted EBITDA	31,449	31,838	95,611	98,151
Depreciation and amortization expense	(11,325)	(12,199)	(33,629)	(37,147)
Interest income from restricted assets	(240)	(495)	(928)	(1,485)
Income from operations	19,884	19,144	61,054	59,519

EmCare
Adjusted EBITDA	48,627	40,449	137,294	112,652
Depreciation and amortization expense	(5,203)	(3,534)	(14,771)	(11,511)
Interest income from restricted assets	(477)	(587)	(1,503)	(1,983)
Income from operations	42,947	36,328	121,020	99,158

Total
Adjusted EBITDA excluding NY Accrual	80,076	72,287	236,005	210,803
NY Accrual	—	—	(3,100)	—
Adjusted EBITDA	80,076	72,287	232,905	210,803
Depreciation and amortization expense	(16,528)	(15,733)	(48,400)	(48,658)
Interest income from restricted assets	(717)	(1,082)	(2,431)	(3,468)
Income from operations	$62,831	$55,472	$182,074	$158,677

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income and Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Adjusted EBITDA	$80,076	$72,287	$232,905	$210,803
Depreciation and amortization expense	(16,528)	(15,733)	(48,400)	(48,658)
Interest income from restricted assets	(717)	(1,082)	(2,431)	(3,468)
Income from operations	62,831	55,472	182,074	158,677
Interest income from restricted assets	717	1,082	2,431	3,468
Interest expense	(4,856)	(10,280)	(18,182)	(30,749)
Realized gain on investments	730	544	879	2,030
Interest and other income	277	502	748	1,442
Loss on early debt extinguishment	—	—	(19,091)	—
Income tax expense	(22,990)	(18,533)	(57,355)	(53,144)
Equity in earnings of unconsolidated subsidiary	53	91	252	244
Net income	$36,762	$28,878	$91,756	$81,968

Adjusted EBITDA	$80,076	$72,287	$232,905	$210,803
Interest paid	(4,195)	(9,773)	(16,385)	(29,424)
Change in accounts receivable	(10,882)	7,574	(30,441)	8,448
Change in other operating assets/liabilities	11,164	(2,956)	18,192	16,000
Equity based compensation	2,042	1,121	4,587	2,875
Excess tax benefits from stock-based compensation	(479)	—	(13,977)	—
Income tax expense, net of change in deferred taxes	(24,092)	(472)	(57,617)	(3,155)
Other	989	1,081	2,101	4,254
Net cash provided by operating activities	$54,623	$68,862	$139,365	$209,801

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$345,716	$332,888
Trade and other accounts receivable, net	492,723	459,088
Other current assets	68,241	73,241
Total current assets	906,680	865,217
Non-current assets:
Property, plant and equipment, net	126,759	125,855
Goodwill and other intangible assets, net	527,147	484,605
Other long-term assets	177,420	179,030
Total assets	$1,738,006	$1,654,707

Liabilities and Equity
Current liabilities	$357,863	$349,139
Long-term debt	410,307	449,254
Insurance reserves and other long-term liabilities	166,152	170,227
Total liabilities	934,322	968,620
Total equity	803,684	686,087
Total liabilities and equity	$1,738,006	$1,654,707

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by

Operating Activities to Free Cash Flow

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$36,762	$28,878	$91,756	$81,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	18,681	17,305	41,029	53,396
Loss on early debt extinguishment	—	—	19,091	—
Deferred income taxes	(1,102)	18,061	(262)	49,989
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(10,882)	7,574	(30,441)	8,448
Insurance accruals	(3,891)	4,280	2,341	7,033
Other assets and liabilities	15,055	(7,236)	15,851	8,967
Net cash provided by operating activities	54,623	68,862	139,365	209,801

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(16,187)	(13,535)	(31,247)	(33,560)
Acquisition of businesses, net of cash received	(183)	(1,241)	(51,158)	(1,374)
Net change in insurance collateral	(4,140)	6,002	(9,401)	4,069
Other investing activities	83	(166)	11,021	(809)
Net cash used in investing activities	(20,427)	(8,940)	(80,785)	(31,674)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	221	2,437	6,414	7,160
Repayments of capital lease obligations and other debt	(3,275)	(1,214)	(455,902)	(3,826)
Borrowings under revolving credit facility	—	—	425,000	—
Debt issue costs	(219)	—	(11,968)	—
Payment of premiums for debt extinguishment	—	—	(14,513)	—
Acquisition of treasury stock	(1,289)	—	(1,289)	—
Excess tax benefits from stock-based compensation	479	—	13,977	—
Increase (Decrease) in bank overdrafts	2,570	2,821	(7,471)	3,471
Net cash (used in) provided by financing activities	(1,513)	4,044	(45,752)	6,805

Change in cash and cash equivalents	32,683	63,966	12,828	184,932
Cash and cash equivalents, beginning of period	313,033	267,139	332,888	146,173
Cash and cash equivalents, end of period	$345,716	$331,105	$345,716	$331,105

Net cash provided by operating activities	$54,623	$68,862	$139,365	$209,801
Purchase of property, plant and equipment, net	(16,187)	(13,535)	(31,247)	(33,560)
Net change in insurance collateral	(4,140)	6,002	(9,401)	4,069
Other investing activities	83	(166)	11,021	(809)
Free cash flow	$34,379	$61,163	$109,738	$179,501

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